UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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[ ] Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
RULE 14A-6(E)(2)).
[ ] Definitive Proxy Statement.
[X] Definitive Additional Materials.
[ ] Soliciting Material Pursuant to ss.240.14a-12.

MADISON COVERED CALL & EQUITY STRATEGY FUND
MADISON STRATEGIC SECTOR PREMIUM FUND
(Names of Registrant As Specified in its Charter)

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MADISON COVERED CALL & EQUITY STRATEGY FUND
MADISON STRATEGIC SECTOR PREMIUM FUND
550 Science Drive
Madison, WI 53711

A Dissident investor wants to destabilize the Funds and jeopardize your dividends.

Protect Your Investment and Vote the WHITE Proxy Card Today!

Dear Fellow Shareholders:
This year’s annual meeting of shareholders is very important. An activist investor, Karpus, wants to destabilize the Funds by replacing our trustees with their own, unqualified nominee(s) who have stated that their intention is to terminate our investment advisory agreements. Our trustees have been instrumental in hiring and managing our current investment adviser and thereby ensuring consistency of your dividends. Consider the following facts:
Consistency of Dividend Payments
Despite market volatility, both MSP and MCN have maintained a level dividend since 2010 with both funds distributing monthly and/or quarterly dividends since their inceptions. Considering the small board size, if Karpus nominees are elected, they might terminate the current investment adviser, leaving both Funds without an adviser and thereby putting your dividends at risk.
Above Peer-Average Performance
Both Funds have yielded strong returns. The current annualized yield of MSP is 8.65% and MCN is 9.16%1. This distribution yield beats the average distribution yield within the Lipper Option Arbitrage/Option Strategy universe of 28 funds. Moreover, both Funds have strong cumulative total return from inception through May 31, 2017: MSP is 83.49% and MCN is 73.10%.
Low Expense Ratio
The strong return performance has been accompanied by a sharp focus on expense ratio. For instance, the average expense ratio of the 28 funds included in the Morningstar Category “US Closed-End Option Writing” as of 5/31/17 was 1.15%. In comparison, MSP had an expense ratio of 0.98% and MCN of 1.06% -- both lower than the peer average. Following the proposed merger of both Funds, which was approved by the Board of Trustees in May and is subject to required shareholder approvals at an upcoming special meeting in August, the surviving fund‘s expense ratio will be 0.98% - approx. 15% less than the peer average.
Our strong performance has been driven by the highly qualified trustees currently serving on your board. Compare that to the proposed Karpus nominee(s) who have NO experience serving on the board of a mutual fund company and zero investment advisory experience.

DEFEND YOUR INVESTMENT; PROTECT YOUR DIVIDEND.
VOTE THE WHITE CARD TODAY!

Support your Fund and its strategy by voting FOR our trustees and
AGAINST Proposals 2 and 3 on the WHITE proxy card.

If you need any assistance, or have any questions regarding the proposals, please do not hesitate to reach out to the Funds at 1-800-767-0300. You can also contact our proxy solicitor, Alliance Advisors LLC, at 1-855-976-3331.

The Boards thank you for your continued trust and support.

Sincerely yours,

/s/ James R. Imhoff, Jr.

James R. Imhoff, Jr.
Lead Independent Trustee

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1Based on market price, as of the close of business on June 14, 2017.